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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                      FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934



                          Commission File No. 1-11463


                            Promus Hotel Corporation
               -----------------------------------------------------
               (Exact name of registrant as specified in its charter)


                               755 Crossover Lane
                                Memphis, TN 38117
                                 (901) 374-5000
           ------------------------------------------------------------
           (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $0.10 par value
                  and the related Special Stock Purchase Rights
           -------------------------------------------------------------
              (Title of each class of securities covered by this Form)


                                    None
           --------------------------------------------------------------
             (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       / /          Rule 12h-3(b)(1)(ii)        / /
      Rule 12g-4(a)(1)(ii)      / /          Rule 12h-3(b)(2)(i)         / /
      Rule 12g-4(a)(2)(i)       / /          Rule 12h-3(b)(2)(ii)        / /
      Rule 12g-4(a)(2)(ii)      / /          Rule 15d-6                  / /
      Rule 12h-3(b)(1)(i)       /X/

Approximate number of holders of record as of the certification or notice date: One

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      Pursuant to the requirements of the Securities Exchange Act of 1934,
Doubletree Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: December 19, 1997                         By:________________________
                                                 Name:  Ralph B. Lake
                                                 Title: Secretary